Exhibit 10.3

CIFC CORP.

2011 STOCK OPTION AND INCENTIVE PLAN

AMENDED AND RESTATED RESTRICTED STOCK UNIT AWARD AGREEMENT

This Amended and Restated Restricted Stock Unit Award Agreement (“Agreement”) is entered into on December 31, 2015 (the “Effective Date”), and is between CIFC Corp., a Delaware corporation (the “Company”), and Oliver Wriedt (the “Participant”).  This Agreement amends and restates in its entirety the Restricted Stock Unit Award Agreement dated as of June 13, 2014 between the Company and the Participant, as amended to date (the “Existing Award Agreement”) pursuant to which the Company initially granted the Participant 75,000 performance-based Restricted Stock Units under the terms of the CIFC Corp. 2011 Stock Option and Incentive Plan, as amended from time to time (the “Plan”).  Any term capitalized but not defined in this Agreement will have the meaning set forth in the Plan.

1.             Restricted Stock Unit Award.  In accordance with the terms of the Plan, the Company granted to the Participant the right to receive an aggregate award of 75,000 Restricted Stock Units, with the opportunity to be granted an additional 300,000 Restricted Stock Units, pursuant to the Existing Award Agreement.  Pursuant to an amendment to the Existing Award Agreement, dated as of December 28, 2014, the 75,000 Restricted Stock Units granted to the Participant was reduced to 56,250.  Pursuant to the terms of this Agreement, the Company hereby grants the Participant the additional four tranches of Restricted Stock Units described in Section 2(b) of the Existing Award Agreement, each covering 75,000 Restricted Stock Units.  Tranche 1 shall refer to the 56,250 Restricted Stock Units granted to the Participant pursuant to the Existing Award Agreement, Tranche 2 shall refer to the 75,000 Restricted Stock Units granted to the Participant pursuant to this Agreement that will vest, in part, based on achievement of the 2015 Performance Goals (as defined below), Tranche 3 shall refer to the 75,000 Restricted Stock Units granted to the Participant pursuant to this Agreement that will vest, in part, based on  achievement of the 2016 Performance Goals (as defined below), Tranche 4 shall refer to the 75,000 Restricted Stock Units granted to the Participant pursuant to this Agreement that will vest, in part, based on achievement of the 2017 Performance Goals (as defined below) and Tranche 5 shall refer to the 75,000 Restricted Stock Units granted to the Participant pursuant to this Agreement that will vest, in part, based on achievement of the 2018 Performance Goals (as defined below).  Each Restricted Stock Unit represents the right to acquire one share of Common Stock, subject to the terms and conditions herein. Unless the context dictates otherwise, all Restricted Stock Units shall be referred to hereinafter as the “Units.”  From and after the Effective Date, the Units shall be subject to the terms and conditions of this Agreement, not the Existing Award Agreement.

2.             Vesting.

(a)           Except as provided in Section 6, the Units shall become vested and nonforfeitable in installments as follows, subject to the Participant remaining in continuous Service on each Vesting Date:

(i)            100% of the Units subject to Tranche 1 (56,250 Units) shall become vested on December 31, 2016.

(ii)           100% of the Achieved Tranche 2 Units shall vest on March 31, 2016.

(iii)          100% of the Achieved Tranche 3 Units shall vest on March 31, 2017.

(iv)          100% of the Achieved Tranche 4 Units shall vest on March 31, 2018.

(v)           100% of the Achieved Tranche 5 Units shall vest on March 31, 2019.

(b)           For purposes of this Agreement, the following terms shall have the meanings set forth below:

(i)            “2015 Performance Goals” means the performance goal(s) established by the Board or Committee upon which the Tranche 2 Units may be earned.

(ii)           “2016 Performance Goals” means the performance goal(s) for calendar year 2016 established by the Board or Committee in its sole discretion upon which the Tranche 3 Units may be earned.  The 2016 Performance Goals may be modified by the Board or the Committee in their sole discretion from time to time prior to the expiration of the 2016 calendar year without the consent of the Participant.

(iii)          “2017 Performance Goals” means the performance goal(s) for calendar year 2017 established by the Board or Committee in its sole discretion upon which the Tranche 4 Units may be earned.  The 2017 Performance Goals may be modified by the Board or the Committee in their sole discretion from time to time prior to the expiration of the 2017 calendar year without the consent of the Participant.

(iv)          “2018 Performance Goals” means the performance goal(s) for calendar year 2018 established by the Board or Committee in its sole discretion upon which the Tranche 5 Units may be earned.  The 2018 Performance Goals may be modified by the Board or the Committee in their sole discretion from time to time prior to the expiration of the 2018 calendar year without the consent of the Participant.

(v)           “Achieved Tranche 2 Units” means the number of Tranche 2 Units deemed earned based on the achievement of the 2015 Performance Goals, as determined by the Board or Committee in its sole discretion.  Any Tranche 2 Units that do not become Achieved Tranche 2 Units shall be immediately forfeited effective as of January 1, 2016.

(vi)          “Achieved Tranche 3 Units” means the number of Tranche 3 Units deemed earned based on the achievement of the 2016 Performance Goals, as determined by the Board or Committee in its sole discretion.  Any Tranche 3 Units that do not become Achieved Tranche 3 Units shall be immediately forfeited effective as of January 1, 2017.

(vii)         “Achieved Tranche 4 Units” means the number of Tranche 4 Units deemed earned based on the achievement of the 2017 Performance Goals, as determined by the Board or Committee in its sole discretion.  Any Tranche 4 Units that do not become Achieved Tranche 4 Units shall be immediately forfeited effective as of January 1, 2018.

(viii)        “Achieved Tranche 5 Units” means the number of Tranche 5 Units deemed earned based on the achievement of the 2018 Performance Goals, as determined by the Board or Committee in its sole discretion.  Any Tranche 5 Units that do not become Achieved Tranche 5 Units shall be immediately forfeited effective as of January 1, 2019.

(ix)          “Qualified Retirement” means the Participant’s voluntary termination of Service after reaching age 65 and completing 10 years of service with the Company, its Subsidiaries or predecessors.

(x)           “Service” means the provision of services in the capacity of (i) an employee of the Company or its Subsidiaries, (ii) a non-employee member of the Company’s Board or the board of directors of a Subsidiary, or (iii) a consultant or other independent advisor to the Company or its Subsidiaries.

Notwithstanding the foregoing, following the occurrence of a Sale Event, the performance goals with respect to any then outstanding Units that have not been forfeited shall cease to apply, and such Units shall be deemed to be Achieved Tranche 3 Units, Achieved Tranche 4 Units or

Achieved Tranche 5 Units, as the case may be, and shall become vested based only on continued Service (or the termination thereof, as described in Section 6(e) hereof).

3.             Settlement Date.  The date on which any Units become vested and nonforfeitable pursuant to Section 2 or Section 6 shall be referred to herein as a “Settlement Date.” Dividends shall not accrue with respect to the Units unless and until such Units vest and are settled pursuant to this Agreement.

4.             Form and Timing of Settlement.

(a)           As soon as practicable following each Settlement Date (and in no event later than 30 days after the Settlement Date), the Company shall settle the Units that vested on such Settlement Date by issuing to the Participant the number of shares of Common Stock equal to the aggregate number of Units that vested on such Settlement Date and the Participant shall thereafter have all the rights of a stockholder of the Company with respect to such shares.  No payment will be made hereunder for a fractional Unit, and any fractional Unit subject hereto on a Settlement Date will be forfeited.

(b)           The Participant shall, no later than the date as of which the value of any Units or other amounts received hereunder first becomes includable in the gross income of the Participant for Federal income tax purposes, pay to the Company or a Subsidiary thereof, or make arrangements satisfactory to the Administrator regarding payment of, any Federal, state, or local taxes of any kind required by law to be withheld by the Company or a Subsidiary thereof with respect to such income.  If the Participant elects to satisfy such obligation by withholding shares of Common Stock to be issued pursuant to settlement of a Unit, the Company and its Subsidiaries shall use best efforts to satisfy the minimum required tax withholding obligation by withholding from shares of Common Stock to be issued pursuant to settlement of a Unit a number of shares with an aggregate Fair Market Value (as of the date the withholding is effected) that would satisfy the minimum withholding amount due.

5.             Shares Subject to Holding Period.  Upon settlement of any Units, 50% of the shares of Common Stock acquired by the Participant (net of shares used to satisfy tax withholding obligations) shall be subject to a holding period during which the Participant may not transfer, sell or otherwise dispose of such shares of Common Stock, lasting until the earlier of (i) June 13, 2019 or (ii) 6 months after the Participant’s termination of Service. Notwithstanding the foregoing, if the Participant’s Service terminates upon his or her death, disability or Qualified Retirement, or if the Participant’s Service is terminated as described in Section 6(b) or Section 6(c), then the holding period shall expire upon such termination of Service. Additionally, no Holding Period shall apply following a Sale Event.  The Company reserves the right to enforce the holding period by any reasonable means that it deems advisable.

6.             Termination of Service.

(a)           Termination of Service upon Death or Disability.  Except as otherwise provided in Section 6(e), upon termination of Service due to the Participant’s death or by the Company or a Subsidiary thereof due to the Participant’s disability, (i) the Participant will receive accelerated vesting with respect to any Units earned based on the achievement of performance goals relating to a performance period that has ended as of the date of such termination (to the extent not settled prior to such termination), (ii) the Participant will receive accelerated vesting of any Units relating to the performance period in progress as of the date of such termination as well as the performance period immediately following such termination (if any), assuming achievement of 100% of the applicable performance goals for such performance periods and (iii) the Participant will forfeit any remaining Units.

(b)           Termination of Service by the Company Without Cause or Termination of Service by the Participant for Good Reason.  Except as otherwise provided in Section 6(e), upon any termination of Service by the Company or a Subsidiary thereof without Cause (but not due to disability) or by the Participant for Good Reason, (i) the Participant will receive accelerated vesting with respect to any Units earned based on the achievement of performance goals relating to a performance period that has ended as of the date of such termination (to the extent not settled prior to such termination), (ii) if such termination occurs after June 30 of a performance period, the Participant will receive accelerated vesting of any Units relating to such performance period, assuming achievement of 100% of the applicable performance goals and (iii) the Participant will forfeit any remaining Units.

(i)            “Cause” means:

(A)          the breach by the Participant of any of the restrictive covenant provisions contained in Section 7 of this Agreement;

(B)          the Participant’s commission of a felony or violation of any law involving moral turpitude, dishonesty, disloyalty or fraud;

(C)          any failure by the Participant to substantially comply with any written rule, regulation, policy or procedure of the Company or its Subsidiaries applicable to the Participant, which noncompliance could reasonably be expected to have a material adverse effect on the business of the Company or any Subsidiary;

(D)          any failure by the Participant to comply with the Company’s or its Subsidiaries’ policies with respect to insider trading applicable to the Participant;

(E)           a willful material misrepresentation at any time by the Participant to any member of the Board or any director or superior executive officer of the Company or its Subsidiaries;

(F)           the Participant’s willful failure or refusal to comply with any of his or her material obligations to the Company or any of its Subsidiaries or a reasonable and lawful instruction of the Board or the person to whom the Participant reports; or

(G)          commission by the Participant of any act of fraud or gross negligence in the course of his or her Service or any other action by the Participant, in either case that is determined to be materially detrimental to the Company or any of its Subsidiaries (which determination, in the case of gross negligence or such other action, shall be made by the Administrator in its reasonable discretion);

provided that, except for any willful or grossly negligent acts or omissions, the commission of any act or omission described in clause (A) or (C) that is capable of being cured shall not constitute Cause hereunder unless and until the Participant, after written notice from the Company to him specifying the circumstances giving rise to Cause under such clause, shall have failed to cure such act or omission to the reasonable satisfaction of the Administrator within 10 business days after such notice; and

provided further, that the Participant’s Service shall be deemed to have terminated for Cause if, after the Participant’s Service has terminated, facts and circumstances are discovered that would have justified a termination for Cause.

(ii)           “Good Reason” shall mean, without the Participant’s consent, the occurrence of any of the following events:

(A)          a material reduction in the Participant’s base salary;

(B)          a material adverse change in the Participant’s responsibilities; or

(C)          any requirement that the Participant’s primary place of employment be based anywhere more than 50 miles outside the city limits of New York, NY (provided that the same materially increases the Participant’s commute).

Notwithstanding the foregoing, “Good Reason” shall not exist with respect to the matters set forth in clauses (A), (B) or (C) above unless, after written notice from the Participant to the Administrator within 90 days after the first occurrence of the event alleged to give rise to Good Reason specifying the circumstances giving rise to Good Reason under such clause, the Company shall fail to cure the circumstances giving rise to Good Reason to the reasonable satisfaction of the Participant within 10 business days after such notice and the Participant terminates Service within 30 days after such failure to cure.

(c)           Voluntary Termination of Service by the Participant Without Good Reason.  Except as otherwise provided in Section 6(e), upon any termination of Service by the Participant without Good Reason, the Participant will forfeit any unvested Units.

(d)           Termination of Service by the Company or a Subsidiary Thereof for Cause.  Upon any termination of Service by the Company or a Subsidiary thereof for Cause, the Participant will forfeit any unvested Units.  In addition, the Company, at its option, will have the right to repurchase shares held by the Participant that were acquired through settlement of any Units at the Fair Market Value of such shares.

(e)           Termination of Service in Connection with a Sale Event.

(i)            If a Sale Event occurs and the Participant either (A) has his Service terminated by the Company or a Subsidiary thereof without Cause 6 months prior to the effective date of a Sale Event or at any time thereafter, (B) resigns for Good Reason 6 months prior to the effective date of a Sale Event or at any time thereafter or (C) terminates Service for any reason other than for Cause on or after the later of January 2, 2018 and the 18 month anniversary of such Sale Event, the Participant will receive accelerated vesting of the entirety of his or her unvested Units, with the Settlement Date to be the later of the date of such termination or such Sale Event.  Any vesting required under Section 6(b) as the result of a termination of Service without Cause or for Good Reason shall continue to occur upon such termination in accordance with Section 6(b) (this Section 6(e) may provide additional vesting upon such termination or at a later date).

(ii)           “Sale Event” shall mean the occurrence of any of the following events, provided that such event satisfies the requirements of Treasury Regulation 1.409A-3(i)(5)(v), (vi) or (vii):

(A)          the sale of all or substantially all of the assets of the Company on a consolidated basis to an unrelated person or entity;

(B)          a merger, reorganization or consolidation pursuant to which the largest holder of the Company’s outstanding voting power immediately prior to such transaction ceases to be the largest owner of outstanding voting power of the resulting or successor entity (or its ultimate parent, if applicable) immediately upon completion of such transaction;

(C)          the sale of all of the Stock of the Company to an unrelated person or entity; or

(D)          any other transaction in which the largest owner of the Company’s outstanding voting power prior to such transaction ceases to be the largest owner of the outstanding voting power of the Company or any successor entity immediately upon completion of the transaction.

Notwithstanding anything contained in this Agreement to the contrary, to the extent permitted by Code Section 409A, upon the occurrence of a Sale Event in which the purchaser or its ultimate parent is a privately held company or a publicly traded company with limited liquidity (as determined by the Board prior to such Sale Event in its sole discretion),  if the Units are not terminated and cashed out in accordance with Treasury Regulation 1.409A-3(j) (which decision to so cash out such Units shall be within the sole discretion of the Board), each then-unvested Unit shall be converted into a cash amount equal to the per share of Common Stock amount paid by the acquiror in such Sale Event and shall not thereafter increase or decrease in value.  Upon such conversion, the Company shall, or shall cause the acquiror to, deposit the cash value of such unvested Units in an irrevocable rabbi trust that satisfies the requirements of IRS Revenue Procedure 92-64 with a bank reasonably acceptable to the Participant.  Within 30 days after a Unit becomes vested in accordance with Section 2 or this Section 6, the cash value of such Unit shall be paid to the Participant (less applicable withholdings and deductions).  From and after such Sale Event, the Participant shall cease to have any right to receive Common Stock or other equity securities in respect of the Units.

Notwithstanding anything contained in this Agreement or the Plan to the contrary, the settlement of the Units shall not be accelerated other than as provided in this Section 6 (unless such acceleration is done in compliance with a permitted exception under Code Section 409A).

7.             Confidentiality; Nondisparagement.

(a)           Nondisclosure and Nonuse of Confidential Information.  The Participant shall not disclose or use at any time, either during the Participant’s Service or thereafter, any Confidential Information (as defined below) of which the Participant is or becomes aware, whether or not such information is developed by the Participant, except to the extent that such disclosure or use is directly related to and required by the Participant’s performance of duties assigned to the Participant by the Company or its Subsidiaries. The Participant shall take all appropriate steps to safeguard

Confidential Information and to protect it against disclosure, misuse, espionage, loss and theft. For purposes of this Agreement, the term “Confidential Information” is defined to include all proprietary information or data relating to the business of Company or its Subsidiaries to which the Participant has access and/or learns prior to or during the Participant’s Service, including business and financial information; new product development; formulas, identities of and information concerning clients, vendors and suppliers; development, expansion and business strategies, plans and techniques; computer programs, devices, methods, techniques, processes and inventions; research and development activities; compilations and other materials developed by or on behalf of the Company or its Subsidiaries (whether in written, graphic, audio-visual, electronic or other media, including computer software). Confidential Information also includes information of any third party doing business with the Company or its Subsidiaries that such third party identifies as being confidential or that is subject to a confidentiality agreement with such third party.  Confidential Information shall not include any information that is in the public domain or otherwise publicly available (other than as a result of a wrongful act of the Participant or an agent or other employee of the Company or its Subsidiaries, including a breach of this Section 7(a)).

(b)           Non-disparagement.  The Participant agrees not to make any communication to any third party (including, without limitation, any client (including potential clients) or employee of the Company or its Subsidiaries) that would, or is reasonably likely to, disparage, create a negative impression of, or in any way be harmful to the business or business reputation of the Company or its Subsidiaries or their respective successors and assigns, and the then current and former officers, directors, shareholders, partners, members, employees, agents and consultants (or person acting in a similar capacity) of each of the foregoing.

(c)           Judicial Modification.  If the final judgment of a court of competent jurisdiction declares that any term or provision of this Section 7 is invalid or unenforceable, the parties agree that (i) the court making the determination of invalidity or unenforceability shall have the power to reduce the scope, duration, or geographic area of the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, (ii) the parties shall request that the court exercise that power, and (iii) this Agreement shall be enforceable as so modified after the expiration of the time within which the judgment or decision may be appealed.

(d)           Remedy for Breach.  In addition to the remedies available to the Company under this Agreement upon a breach or threatened breach of any of the covenants contained in this Section 7 (including termination of the Participant’s Service for Cause as described in Section 6), the Company shall also have and may seek enforcement of any other penalties or restrictions that may apply under any employment agreement, state law, or otherwise.

8.             Unit Transfer: Restriction on Settlement.

(a)           Except as provided in subsection (c) below, the Participant may not sell, transfer, pledge, assign or otherwise alienate or hypothecate this Agreement or any of the Units.

(b)           Except as provided in subsection (c) below, during the Participant’s lifetime and subject to the terms of this Agreement and the Plan, only the Participant or his or her guardian or legal representative may receive any shares of Common Stock pursuant to settlement of any Units.  The Administrator may, in its discretion, require a guardian or legal representative to supply it with the evidence the Administrator reasonably deems necessary to establish the authority of the guardian or legal representative to receive any shares of Common Stock pursuant to settlement of any Units on behalf of the Participant or transferee, as the case may be.

(c)           This Agreement and the Units shall not be assignable or transferable except by will, the laws of descent and distribution or pursuant to a domestic relations order (as defined in Code Section 414(p)(1)(B)) in settlement of marital property rights.  Except to the extent required by law, no right or interest of any Participant shall be subject to any lien, obligation or liability of the Participant.

9.             Securities Law Requirements.  If at any time the Administrator determines that issuing shares of Stock pursuant to this Agreement would violate applicable securities laws, the Units will not be settled, and the Company will not be required to issue shares of Stock.  The Administrator may declare any provision of this Agreement or action of its own null and void, if it determines the provision or action fails to comply with the short-swing trading rules.  As a condition to settlement of any Unit, the Company may require the Participant to make written representations it deems necessary or desirable to comply with applicable securities laws.

10.          Section 409A.  This Agreement is intended to comply with or be exempt from Section 409A of the Code (together with any Department of Treasury regulations and other interpretive guidance that may be issued after the Effective Date, “Section 409A”) and, to the extent applicable, this Agreement shall be interpreted in accordance with Section 409A.  However, notwithstanding any other provision of the Plan or this Agreement, if at any time the

Company determines that the Units may be subject to Section 409A, the Company shall have the right in its sole discretion (without any obligation to do so or to indemnify the Participant or any other person for failure to do so) to adopt such amendments to the Plan or this Agreement, or adopt other policies and procedures (including amendments, policies and procedures with retroactive effect), or take any other actions, as the Company determines are necessary or appropriate either for the Units to be exempt from the application of Section 409A or to comply with the requirements of Section 409A.  Notwithstanding the foregoing or anything contained herein to the contrary, no provision of the Plan or this Agreement shall be interpreted or construed to transfer any liability for failure to comply with the requirements of Section 409A from the Participant or any other individual to the Company or any of its affiliates.  Each settlement of a Unit in connection with a Settlement Date shall be treated as a separate payment for purposes of Section 409A.  To the extent that any Units are determined to constitute “nonqualified deferred compensation” within the meaning of Section 409A, then if the Participant is a “specified employee” (within the meaning of Section 409A) at the time of his “separation from service” (within the meaning of Section 409A), then to the extent required by Section 409A, any Units that otherwise would have been settled within 6 months after the date of such separation from service instead shall be settled on the earlier of (i) six (6) months and one (1) day after the Participant’s separation from service and (ii) the date of the Participant’s death.  Further, the settlement of any Units may not be accelerated except to the extent permitted by Section 409A.

11.          No Limitation on Rights of the Company.  The grant of the Units does not and will not in any way affect the right or power of the Company to make adjustments, reclassifications or changes in its capital or business structure, or to merge, consolidate, dissolve, liquidate, sell or transfer all or any part of its business or assets.

12.          Plan and Agreement Not a Contract of Employment or Service.  Neither the Plan nor this Agreement is a contract of employment, and no terms of the Participant’s Service will be affected in any way by the Plan, this Agreement or related instruments, except to the extent specifically expressed therein.  Neither the Plan nor this Agreement will be construed as conferring any legal rights on the Participant to continue to be employed or remain in service with the Company or any of its Subsidiaries, nor will it interfere with the Company’s or any of its Subsidiaries’ right to discharge the Participant or to deal with him or her regardless of the existence of the Plan, this Agreement or the Units.

13.          Participant to Have No Rights as a Common Shareholder.  Before the date as of which he or she is recorded on the books of the Company as the holder of any shares of Stock issued pursuant to settlement of a Unit, the Participant will have no rights as a shareholder with respect to those shares of Stock.

14.          Legend on Certificates.  The certificates representing the shares of Stock issued pursuant to the settlement of any Unit shall be subject to such stop transfer orders and other restrictions as the Administrator may deem reasonably advisable under the Plan (including, but not limited to, in connection with the enforcement of the holding period described in Section 5 of this Agreement) or the rules, regulations, and other requirements of the Securities and Exchange Commission, any stock exchange upon which such shares of Stock are listed, any applicable federal or state laws and the Company’s certificate of incorporation and bylaws, and the Administrator may cause a legend or legends to be put on any such certificates to make appropriate reference to such restrictions.

15.          Notice.  Any notice or other communication required or permitted under this Agreement must be in writing and must be delivered personally, sent by certified, registered or express mail, or sent by overnight courier, at the sender’s expense. Notice will be deemed given when delivered personally or, if mailed, three (3) days after the date of deposit in the mail or, if sent by overnight courier, on the regular business day following the date sent. Notice to the Company should be sent to CIFC Corp., 250 Park Avenue, 4th Floor, New York, NY 10177.  Notice to the Participant should be sent to the address set forth on the signature page below.

16.          Successors.  All obligations of the Company under this Agreement will be binding on any successor to the Company, whether the existence of the successor results from a direct or indirect purchase of all or substantially all of the business of the Company, or a merger, consolidation, or otherwise.

17.          Governing Law.  To the extent not preempted by federal law, this Agreement will be construed and enforced in accordance with, and governed by, the laws of the State of New York, without giving effect to its conflicts of law principles that would require the application of the law of any other jurisdiction.

18.          Conflict.  The rights granted under this Agreement are in all respects subject to the provisions set forth in the Plan to the same extent and with the same effect as if set forth fully in this Agreement; provided, however, that if the terms of this Agreement conflict with the terms of the Plan document, this Agreement will control (provided that to the extent possible, this Agreement and the Plan will be construed to not be in conflict).

19.          Amendment of the Agreement.  The Company and the Participant may amend this Agreement only by a written instrument signed by both parties.

20.          Counterparts.  The parties may execute this Agreement in one or more counterparts, all of which together shall constitute but one Agreement.

[signature page follows]

IN WITNESS WHEREOF, the Company and the Participant have duly executed this Agreement as of the date first written above.

CIFC Corp.	PARTICIPANT

/s/ Julian Weldon	/s/ Oliver Wriedt
By: Julian Weldon	Oliver Wriedt
Title: General Counsel